Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2020 First Quarter Results

Maintains Full Year Adjusted EPS Guidance

First quarter highlights, year-over-year

●	Sales increased 1.6 percent to $34.3 billion, up 2.3 percent on a constant currency basis
●	Operating income decreased 27.6 percent to $1.0 billion; Adjusted operating income decreased 15.6 percent to $1.5 billion, down 15.4 percent on a constant currency basis
●	EPS decreased 19.8 percent to $0.95; Adjusted EPS decreased 6.0 percent to $1.37, down 5.7 percent on a constant currency basis
●	Net cash provided by operating activities was $1.1 billion, an increase of $601 million; Free cash flow was $674 million, an increase of $684 million

Fiscal 2020 outlook

●	Company maintained its guidance of roughly flat growth in fiscal 2020 adjusted EPS on a constant currency basis

Transformational Cost Management Program

●	On track to deliver in excess of $1.8 billion in annual cost savings by fiscal 2022

Strategic updates announced after end of quarter

●	WBA agreed to create German wholesale joint venture with McKesson
●	Kroger and Walgreens formed group purchasing organization

DEERFIELD, Ill., January 8, 2020 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the first quarter of fiscal 2020, which ended November 30, 2019.

Executive Vice Chairman and CEO Stefano Pessina said, “We are maintaining our outlook for the year despite a soft first quarter. We are confident our strategic plans are the right ones to drive long-term sustainable growth going forward. In addition, during the quarter we were very satisfied with the progress made in our Transformational Cost Management Program and with the strong cash flow we delivered.”

Overview of First Quarter Results

Fiscal 2020 first quarter net earnings attributable to Walgreens Boots Alliance decreased 24.8 percent to $845 million compared with the same quarter a year ago, while net earnings per share1 decreased 19.8 percent to $0.95 compared with the same quarter a year ago.

Adjusted net earnings attributable to Walgreens Boots Alliance2 decreased 11.8 percent to $1.2 billion, down 11.6 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted earnings per share were $1.37, a decrease of 6.0 percent on a reported currency basis and a decrease of 5.7 percent on a constant currency basis, compared with the same quarter a year ago.

Sales in the first quarter were $34.3 billion, an increase of 1.6 percent from the year-ago quarter, and an increase of 2.3 percent on a constant currency basis.

Compared to the same quarter a year ago, operating income was $1.0 billion, a decrease of 27.6 percent, and adjusted operating income was $1.5 billion, a decrease of 15.6 percent, down 15.4 percent on a constant currency basis, including more than 5 percentage points of adverse items such as year-over-year bonus changes. Operating income also reflected costs related to the acquisition of Rite Aid stores and to the implementation of the Transformational Cost Management Program.

Net cash provided by operating activities was $1.1 billion in the first quarter, an increase of $601 million from the same quarter last year, and free cash flow was $674 million, an increase of $684 million from the same quarter a year earlier, reflecting working capital efficiencies as the company executed against optimization initiatives.

Company Outlook

The company maintained guidance of roughly flat growth in fiscal 2020 adjusted earnings per share at constant currency rates, with a range of plus or minus 3 percent.

Progress on Strategic Priorities

During the first quarter of fiscal 2020, and since the close of the quarter, the company made substantial progress on its four strategic priorities: accelerating digitalization; transforming and restructuring retail offering; creating neighborhood health destinations; and the Transformational Cost Management Program.

Selected highlights include the following:

●	WBA and McKesson announced an agreement to create a German joint venture, combining their wholesale operations to drive long term value in a key European market;
●	Walgreens and Kroger formed a group purchasing organization, expanding their collaboration with a new joint venture aimed at delivering cost savings and other benefits across owned brand sourcing;
●	Flagship No7 beauty brand saw sales growth in the mid teens in the U.S.;
●	Jenny Craig health and weight loss management on track to locate in approximately 100 Walgreens by the end of January;
●	The first two of five VillageMD primary care clinics, Village Medical at Walgreens, opened in Houston;
●	Walgreens expansion of Save A Trip Refills program to drive better clinical outcomes;
●	Record on-line sales over Black Friday weekend in the U.S. and the UK; and
●	Boots UK announced an exclusive franchise agreement in the UK with Mothercare.

Business Divisions

Retail Pharmacy USA:

Retail Pharmacy USA had first quarter sales of $26.1 billion, an increase of 1.6 percent over the year-ago quarter. Sales in comparable stores increased by the same percentage.

Pharmacy sales increased 2.9 percent compared with the year-ago quarter, reflecting higher brand inflation and prescription volume, and strong growth in central specialty. Comparable pharmacy sales increased 2.5 percent. The division filled 294.0 million prescriptions, including immunizations, adjusted to 30-day equivalents in the quarter, an increase of 1.4 percent over the year-ago quarter. Prescriptions filled in comparable stores increased 2.8 percent compared with the same quarter a year ago.

The division’s retail prescription market share on a 30-day adjusted basis in the first quarter decreased approximately 55 basis points over the year-ago quarter to 20.9 percent, which was in line with the fourth quarter of fiscal 2019, as reported by IQVIA.3 The year-over-year change includes the impact of the store optimization program.

Retail sales decreased 2.2 percent in the first quarter compared with the year-ago period. Comparable retail sales were down 0.5 percent in the quarter, mostly due to continued de-emphasis of tobacco. Excluding tobacco and e-cigarettes, comparable retail sales increased around 0.8 percent, reflecting solid growth in the core health and wellness and beauty categories.

Gross profit decreased 5.2 percent compared with the same quarter a year ago and adjusted gross profit decreased 4.9 percent, with procurement savings and pharmacy prescription growth insufficient to offset year-on-year reimbursement pressure.

First quarter selling, general and administrative expenses (SG&A) as a percentage of sales decreased by 0.3 percentage point compared with the year-ago quarter. Adjusted SG&A as a percentage of sales decreased by 0.6 percentage point in the same period. Both decreases reflect strong cost savings, which more than offset incremental investments, impact of inflation and higher year-on-year bonus impact.

Operating income in the first quarter decreased 27.3 percent from the year-ago quarter to $848 million. Excluding costs related to the acquisition of Rite Aid stores and to the Transformational Cost Management Program, adjusted operating income in the first quarter decreased 16.2 percent from the year-ago quarter to $1.2 billion.

Retail Pharmacy International:

Retail Pharmacy International had first quarter sales of $2.7 billion, a decrease of 5.4 percent from the year-ago quarter, reflecting an adverse currency impact of 2.7 percent. Sales decreased 2.7 percent on a constant currency basis, mainly due to lower retail sales in Boots UK and lower sales in Chile, reflecting social unrest.

Comparable pharmacy sales increased 0.6 percent on a constant currency basis, primarily due to the UK, driven by higher National Health Service (NHS) reimbursement and increased sales of services, partially offset by lower prescription volume. Comparable retail sales decreased 3.0 percent on a constant currency basis, with Boots UK holding share in a declining market.

Gross profit decreased 6.3 percent compared with the same quarter a year ago, including an adverse currency impact of 2.6 percent. On a constant currency basis, gross profit and adjusted gross profit decreased 3.7 percent and 3.6 percent, respectively, reflecting lower retail sales and margin in Boots UK.

SG&A as a percentage of sales increased 0.7 percentage point and adjusted SG&A as a percentage of sales, on a constant currency basis, increased 1.3 percentage points, both reflecting higher year-on-year bonus impact and technology investments.

Operating income in the first quarter decreased 43.7 percent from the year-ago quarter to $44 million, while adjusted operating income decreased 40.5 percent to $79 million, down 39.1 percent on a constant currency basis.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had first quarter sales of $6.0 billion, an increase of 5.2 percent from the year-ago quarter, including an adverse currency impact of 3.0 percent. On a constant currency basis, comparable sales increased 8.3 percent, led by emerging markets and the UK, including a customer contract change in the UK.

Operating income in the first quarter was $122 million, which included $13 million from the company’s equity earnings in AmerisourceBergen. This compared with operating income of $155 million in the year-ago quarter, which included $39 million from the company’s equity earnings in AmerisourceBergen.

Adjusted operating income increased 4.1 percent to $229 million, up 4.9 percent on a constant currency basis, reflecting strong revenue growth and higher contribution from AmerisourceBergen.

Dividends Declared

During the first quarter, the company declared a quarterly dividend of 45.75 cents per share, unchanged from the previous quarter and an increase of 4 percent from the year-ago quarter. The dividend was payable December 12, 2019 to stockholders of record as of November 18, 2019.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the first quarter results beginning at 8:30 a.m. Eastern time today, January 8, 2020. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, January 8, 2020 through January 15, 2020, by calling +1 800 585 8367 within the U.S. and Canada, or +1 416 621 4642 outside the U.S. and Canada, using replay code 4998459.

1 All references to earnings per share (EPS) are to diluted EPS attributable to Walgreens Boots Alliance.

2 Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures used, including all measures presented as “adjusted” or on a “constant currency” basis, and free cash flow.

3 Due to revisions made by IQVIA to the methodology used for its retail prescription database, market share has been restated for the comparable year-ago period.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future tax, financial and operating performance and results (including those under “Company Outlook” and “Progress on Strategic Priorities” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives, pilot programs, strategic partnerships and initiatives, and restructuring activities and the amounts and timing of their expected impact and the delivery of annual cost savings are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “pilot,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “transform,” “accelerate,” “model,” “long-term,” “continue,” “sustain,” “synergy,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, the inherent risks, challenges and uncertainties associated with forecasting financial results of large, complex organizations in rapidly evolving industries, particularly over longer time periods, our supply, commercial and framework arrangements and transactions with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, circumstances that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs and charges associated with restructuring initiatives will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, risks related to pilot programs and new business initiatives and ventures generally, including the risks that anticipated benefits may not be realized, changes in management’s plans and assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets, credit ratings and interest rates, the risks relating to the terms, timing, and magnitude of any share repurchase activity, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union and international trade policies, tariffs, including tariff negotiations between the United States and China, and relations, the risks associated with cybersecurity or privacy breaches related to customer information, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms and the associated impacts on volume and operating results, risks related to competition, including changes in market dynamics, participants, product and service offerings, retail formats and competitive positioning, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the asset acquisition from Rite Aid, the risks associated with the integration of complex businesses, regulatory restrictions and outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to the December 2017 U.S. tax law changes, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended August 31, 2019 and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is a global leader in retail and wholesale pharmacy, touching millions of lives every day through dispensing and distributing medicines, its convenient retail locations, digital platforms and health and beauty products. The company has more than 100 years of trusted health care heritage and innovation in community pharmacy and pharmaceutical wholesaling.

Including equity method investments, WBA has a presence in more than 25 countries, employs more than 440,000 people and has more than 18,750 stores.

WBA’s purpose is to help people across the world lead healthier and happier lives. The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. The company’s businesses have been recognized for their Corporate Social Responsibility. Walgreens was named to FORTUNE* magazine’s 2019 Companies that Change the World list and Boots UK was recognized as Responsible Business of the Year 2019-2020 by Business in the Community.

WBA is included in FORTUNE’s 2019 list of the World’s Most Admired Companies, ranked first in the food and drugstore category. This is the 26th consecutive year that WBA or its predecessor company, Walgreen Co., has been named to the list.

More company information is available at www.walgreensbootsalliance.com.

*© 2019, Fortune Media IP Limited. Used under license.

(WBA-ER)

Media Relations	Contact
U.S. / Fiona Ortiz International	+1 847 315 6402 +44 (0)20 7980 8585

Investor Relations	Contact
Gerald Gradwell and Jay Spitzer	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended November 30,
	2019	2018
Sales	$34,339	$33,793

Cost of sales	27,077	26,152

Gross profit	7,263	7,641

Selling, general and administrative expenses	6,262	6,280

Equity earnings in AmerisourceBergen	13	39

Operating income	1,013	1,400

Other income	35	26

Earnings before interest and income tax provision	1,048	1,427

Interest expense, net	166	161

Earnings before income tax provision	882	1,265

Income tax provision	32	180

Post tax earnings (loss) from other equity method investments	(9)	15

Net earnings	842	1,100

Net loss attributable to noncontrolling interests	(3)	(23)

Net earnings attributable to Walgreens Boots Alliance, Inc.	$845	$1,123

Net earnings per common share:

Basic	$0.95	$1.18

Diluted	$0.95	$1.18

Weighted average common shares outstanding:

Basic	891.4	948.2

Diluted	892.6	951.4

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	November 30, 2019	August 31, 2019
Assets

Current assets:

Cash and cash equivalents	$811	$1,023

Accounts receivable, net	7,435	7,226

Inventories	10,536	9,333

Other current assets	822	1,118

Total current assets	19,604	18,700

Non-current assets:

Property, plant and equipment, net	13,620	13,478

Operating lease right-of-use assets	21,674	—

Goodwill	16,800	16,560

Intangible assets, net	11,055	10,876

Equity method investments	6,902	6,851

Other non-current assets	1,152	1,133

Total non-current assets	71,203	48,899

Total assets	$90,807	$67,598

Liabilities and equity

Current liabilities:

Short-term debt	$6,225	$5,738

Trade accounts payable	15,401	14,341

Operating lease obligation	2,288	—

Accrued expenses and other liabilities	5,370	5,474

Income taxes	210	216

Total current liabilities	29,494	25,769

Non-current liabilities:

Long-term debt	10,628	11,098

Operating lease obligation	21,894	—

Deferred income taxes	1,618	1,785

Other non-current liabilities	2,861	4,795

Total non-current liabilities	37,000	17,678

Total equity	24,314	24,152

Total liabilities and equity	$90,807	$67,598

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in millions)
	Three months ended November 30,
	2019	2018
Cash flows from operating activities:

Net earnings	$842	$1,100

Adjustments to reconcile net earnings to net cash provided by operating activities:

Depreciation and amortization	477	490

Deferred income taxes	(62)	24

Stock compensation expense	28	27

Equity (earnings) from equity method investments	(4)	(54)

Other	28	97

Changes in operating assets and liabilities:

Accounts receivable, net	(116)	(515)

Inventories	(1,099)	(1,424)

Other current assets	(5)	(83)

Trade accounts payable	924	1,097

Accrued expenses and other liabilities	45	(341)

Income taxes	2	94

Other non-current assets and liabilities	1	(54)

Net cash provided by operating activities	1,061	460

Cash flows from investing activities:

Additions to property, plant and equipment	(387)	(470)

Proceeds from sale-leaseback transactions	147	—

Proceeds from sale of other assets	22	30

Business, investment and asset acquisitions, net of cash acquired	(180)	(200)

Other	(4)	5

Net cash used for investing activities	(402)	(635)

Cash flows from financing activities:

Net change in short-term debt with maturities of 3 months or less	(392)	1,067

Proceeds from debt	5,072	1,085

Payments of debt	(4,702)	(545)

Stock purchases	(473)	(912)

Proceeds related to employee stock plans	14	101

Cash dividends paid	(410)	(422)

Other	24	16

Net cash (used for) provided by financing activities	(866)	390

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(6)

Changes in cash, cash equivalents and restricted cash:

Net increase (decrease) in cash, cash equivalents and restricted cash	(206)	208

Cash, cash equivalents and restricted cash at beginning of period	1,207	975

Cash, cash equivalents and restricted cash at end of period	$1,000	$1,183

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the company’s Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least twelve consecutive months without closure for seven or more consecutive days and without a major remodel or being subject to a natural disaster in the past twelve months. Relocated stores are not included as comparable stores for the first twelve months after the relocation. Acquired stores are not included as comparable stores for the first twelve months after acquisition or conversion, when applicable, whichever is later. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For the Retail Pharmacy USA division, comparable numbers of prescriptions refer to number of prescriptions in such stores. For the Pharmaceutical Wholesale division, comparable sales are defined as sales excluding acquisitions and dispositions. The method of calculating comparable sales varies across the retail industry. As a result, the company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the Retail Pharmacy Internal division, comparable store sales, comparable pharmacy sales and comparable retail sales, and with respect to the Pharmaceutical Wholesale division, comparable sales, are presented on a constant currency basis, which are non-GAAP financial measures. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three months ended November 30,
	2019	2018
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$845	$1,123

Adjustments to operating income:

Acquisition-related costs	124	66

Acquisition-related amortization and impairment	118	123

Transformational cost management	86	30

Adjustments to equity earnings in AmerisourceBergen	80	44

LIFO provision	33	39

Store optimization	9	20

Certain legal and regulatory accruals and settlements	—	10

Total adjustments to operating income	449	332

Adjustments to other income:

Gain on sale of equity method investment	(1)	—

Net investment hedging gain	(11)	(3)

Total adjustments to other income	(12)	(3)

Adjustments to income tax provision:

Equity method non-cash tax	(2)	4

U.S. tax law changes[1]	(6)	(12)

Tax impact of adjustments[2]	(80)	(57)

Total adjustments to income tax provision	(88)	(65)

Adjustments to post tax equity earnings from other equity method investments:

Adjustments to equity earnings in other equity method investments[3]	28	—

Total adjustments to post tax equity earnings from other equity method investments	28	—

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,222	$1,386

Diluted net earnings per common share (GAAP)	$0.95	$1.18

Adjustments to operating income	0.50	0.35

Adjustments to other income (expense)	(0.01)	—

Adjustments to income tax provision	(0.10)	(0.07)

Adjustments to equity earnings in other equity method investments[3]	0.03	—

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.37	$1.46

Weighted average common shares outstanding, diluted (in millions)	892.6	951.4

1	Discrete tax-only items.

2	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments and the adjusted tax rate true-up.

3

Beginning in the quarter ended May 31, 2019, management reviewed and refined its practice to reflect the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP measures in order to provide investors with a comparable view of performance across periods. These adjustments include acquisition-related amortization and acquisition-related costs and were immaterial for the prior periods presented. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

	Three months ended November 30, 2019

	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$26,133	$2,745	$6,007	$(545)	$34,339

Gross profit (GAAP)	$5,691	$1,056	$517	$(1)	$7,263

Acquisition-related costs	28	—	—	—	28

Transformational cost management	—	3	—	—	3

LIFO provision	33	—	—	—	33

Adjusted gross profit (Non-GAAP measure)	$5,753	$1,059	$517	$(1)	$7,327

Selling, general and administrative expenses (GAAP)	$4,843	$1,012	$407	$—	$6,262

Acquisition-related costs	(94)	—	(1)	—	(95)

Acquisition-related amortization and impairment	(77)	(22)	(19)	—	(118)

Transformational cost management	(66)	(10)	(7)	—	(83)

Store optimization	(8)	—	—	—	(8)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,597	$980	$380	$—	$5,957

Operating income (GAAP)	$848	$44	$122	$—	$1,013

Acquisition-related costs	122	—	1	—	124

Acquisition-related amortization and impairment	77	22	19	—	118

Transformational cost management	66	12	7	—	86

Adjustments to equity earnings in AmerisourceBergen	—	—	80	—	80

LIFO provision	33	—	—	—	33

Store optimization	9	—	—	—	9

Adjusted operating income (Non-GAAP measure)	$1,155	$79	$229	$—	$1,463

Gross margin (GAAP)	21.8%	38.5%	8.6%		21.1%

Adjusted gross margin (Non-GAAP measure)	22.0%	38.6%	8.6%		21.3%

Selling, general and administrative expenses percent to sales (GAAP)	18.5%	36.9%	6.8%		18.2%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.6%	35.7%	6.3%		17.3%

Operating margin[2]	3.2%	1.6%	1.8%		2.9%

Adjusted operating margin (Non-GAAP measure)[2]	4.4%	2.9%	2.3%		4.0%

1

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three month period ended November 30, 2019 includes AmerisourceBergen equity earnings for the period of July 1, 2019 through September 30, 2019. Operating income for the three month period ended November 30, 2018 includes AmerisourceBergen equity earnings for the period of July 1, 2018 through September 30, 2018.

2	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

	Three months ended November 30, 2018

	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$25,721	$2,901	$5,708	$(537)	$33,793

Gross profit (GAAP)	$6,000	$1,128	$512	$1	$7,641

Acquisition-related costs	9	—	—	—	9

Transformational cost management	—	2	—	—	2

LIFO provision	39	—	—	—	39

Adjusted gross profit (Non-GAAP measure)	$6,049	$1,129	$512	$1	$7,692

Selling, general and administrative expenses (GAAP)	$4,834	$1,050	$396	$—	$6,280

Acquisition-related costs	(57)	—	—	—	(57)

Acquisition-related amortization and impairment	(76)	(27)	(20)	—	(123)

Transformational cost management	(2)	(25)	(1)	—	(28)

Store optimization	(19)	—	—	—	(19)

Certain legal and regulatory accruals and settlements	(10)	—	—	—	(10)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,670	$997	$375	$—	$6,043

Operating income (GAAP)	$1,166	$78	$155	$1	$1,400

Acquisition-related costs	66	—	—	—	66

Acquisition-related amortization and impairment	76	27	20	—	123

Transformational cost management	2	27	1	—	30

Adjustments to equity earnings in AmerisourceBergen	—	—	44	—	44

LIFO provision	39	—	—	—	39

Store optimization	20	—	—	—	20

Certain legal and regulatory accruals and settlements	10	—	—	—	10

Adjusted operating income (Non-GAAP measure)	$1,379	$132	$220	$1	$1,732

Gross margin (GAAP)	23.3%	38.9%	9.0%		22.6%

Adjusted gross margin (Non-GAAP measure)	23.5%	38.9%	9.0%		22.8%

Selling, general and administrative expenses percent to sales (GAAP)	18.8%	36.2%	6.9%		18.6%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	18.2%	34.4%	6.6%		17.9%

Operating margin[2]	4.5%	2.7%	2.0%		4.0%

Adjusted operating margin (Non-GAAP measure)[2]	5.4%	4.6%	2.4%		4.9%

1

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three month period ended November 30, 2019 includes AmerisourceBergen equity earnings for the period of July 1, 2019 through September 30, 2019. Operating income for the three month period ended November 30, 2018 includes AmerisourceBergen equity earnings for the period of July 1, 2018 through September 30, 2018.

2	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended November 30,
	2019	2018
Equity earnings in AmerisourceBergen (GAAP)	$13	$39

U.S. tax law changes	—	(7)

Acquisition-related amortization	30	31

LIFO provision	12	16

Anti-Trust	(1)	—

Litigation settlements and other	36	(7)

Asset Impairment	—	6

PharMEDium remediation costs	3	5

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$92	$83

ADJUSTED EFFECTIVE TAX RATE

	Three months ended November 30, 2019			Three months ended November 30, 2018
	Earnings before income tax provision	Income tax provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$882	$32	3.6%	$1,265	$180	14.2%

Impact of non-GAAP adjustments	437	84		329	55

U.S. tax law changes	—	6		—	12

Equity method non-cash tax	—	2		—	(4)

Adjusted tax rate true-up	—	(4)		—	2

Subtotal	$1,320	$120		$1,593	$245

Exclude adjusted equity earnings in AmerisourceBergen	(92)	—		(83)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,227	$120	9.8%	$1,510	$245	16.2%

FREE CASH FLOW

	Three months ended November 30,
	2019	2018
Net cash provided by operating activities (GAAP)	$1,061	$460

Less: Additions to property, plant and equipment	(387)	(470)

Free cash flow (Non-GAAP measure)[1]	$674	$(10)

1

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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